EXHIBIT 5(b)


                                                        THELEN REID & PRIEST LLP
                                                                Attorneys at Law
                                                        ------------------------

                                                                875 Third Avenue
                                                         New York, NY 10022-6225

                                                               Tel. 212.603.2000
                                                               Fax  212.603.2001

                                                              www.thelenreid.com


                                  April 8, 2003


UniSource Energy Corporation
One South Church Avenue
Tucson, Arizona  85701

Ladies and Gentlemen:

     We are acting as counsel to UniSource Energy Corporation, an Arizona corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 4,000,000 shares (the "Shares") of the Company's Common Stock, without par value ("Common Stock"), to be issued and sold by the Company from time to time. The Common Stock will be issued and sold together with the attached Preferred Share Purchase Rights (the "Rights"), in accordance with the Rights Agreement, dated as of March 5, 1999 (the "Rights Agreement"), between the Company and The Bank of New York, as Rights Agent.

     Subject to the qualifications hereinafter expressed, we are of the opinion that:

     1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona.

     2. When the Common Stock is issued and delivered as contemplated in the Registration Statement, the Common Stock will be legally issued and fully paid and nonassessable and the Rights will be legally issued and binding obligations.

     It is also our opinion that Section 10-629 of the Arizona Business Corporation Act permits Arizona corporations to enter into shareholder rights plans, such as the Rights Agreement, and to issue rights thereunder, such as the Rights. However, we are not aware of any court decisions applying Arizona law that address the validity of actions taken by the board of directors of an Arizona corporation in authorizing a shareholder rights plan or the issuance of rights thereunder.

     In our view, it is reasonable to assume, and we do assume, that a court interpreting the law of the State of Arizona, when presented with questions concerning matters such as the authorization and issuance of the Rights, after giving effect to the "business judgment rule" under Arizona statutory and case


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UniSource Energy Corporation
April 8, 2003
Page 2

law, most likely would look to the corporation law of the State of Delaware for guidance and authority. Accordingly, our opinion relating to the legal issuance of the Rights is based, in part, upon such assumption.

     For purposes of the opinions set forth above, we have assumed that the Common Stock will be issued and sold in compliance with the due authorization of the Company's Board of Directors or a duly authorized committee thereof.

     We do not hold ourselves out as experts of the laws of the State of Arizona. To the extent the opinions expressed are dependent upon matters governed by the law of the State of Arizona, we have relied, with your consent, upon the opinion of even date herewith rendered to you by Vincent Nitido, Jr., Esq.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5(b) to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we belong to the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

                                            Very truly yours,


                                             /s/ Thelen Reid & Priest LLP
                                            --------------------------------
                                            THELEN REID & PRIEST LLP